Exhibit 99.1
CONFIDENTIAL DRAFT 9-2-08
HANDLEMAN COMPANY CLOSES ON SALE OF ITS CANADIAN MUSIC OPERATIONS TO ANDERSON MERCHANDISERS
Troy, Michigan – September 2, 2008 – Handleman Company (Pink Sheets: HDLM) today announced that it has successfully completed the sale of its Canadian music operations to Anderson Merchandisers, L.P. (“Anderson”) of Amarillo, Texas. The sale included Handleman’s music inventory and other selected assets related to its Canadian operations. Anderson has retained Handleman’s Canadian workforce of approximately 230 employees.
Handleman received net book value for the assets plus $1 million (Canadian). Cash received from the transaction was adjusted to reflect that Anderson assumed certain liabilities and that the transaction included a holdback of $750,000 (Canadian) in connection with Handleman’s representations and warranties. The holdback is expected to be released in stages over the next 12 months. In order to comply with Canada’s Bulk Sales Act, Handleman paid all of its trade accounts payable concurrent with the transaction closing. In addition, Handleman also received a $4 million fee, pursuant to a previous agreement, for entering into a second transaction with Anderson. After paying all trade vendors, the net cash proceeds to Handleman of today’s Canadian transaction was sufficient to repay all presently outstanding debt.
In June, Handleman announced its decision to exit the North American music business and entered into a definitive agreement pursuant to which it sold music inventory and selected other assets related to its Wal-Mart business in the U.S. to Anderson. Since then, Handleman has worked with its other U.S. music customers to assist them in achieving a smooth transition to other music suppliers. This transition has now been substantially completed.
As previously announced, Handleman also has reached an agreement in principle to sell a majority of its assets and operations of its United Kingdom (UK) subsidiary to a subsidiary of Tesco PLC. Completion of that transaction is expected shortly. Handleman has retained the investment banking firm W.Y. Campbell & Company for the purpose of exploring a sale or other strategic options for Handleman’s other businesses, Crave Entertainment Group, Inc., a leading full-service distributor of video game software, hardware, and related accessories and a specialty video game publisher, and REPS LLC, a national in-store merchandiser.
Handleman filed a preliminary proxy statement on August 15, 2008 with the Securities and Exchange Commission (“SEC”) in connection with its proposed Plan of Final Liquidation and Dissolution of the Company. The Plan of Liquidation must be approved by a majority of the Company’s shareholders in order to be implemented.
While the Company believes that a cash distribution is a possibility, no assurance can be given to investors that any distribution will occur. If the Plan of Liquidation is approved by the shareholders whether there will be any excess cash proceeds for distribution to shareholders is subject to a number of material risks and uncertainties that may prevent any such distribution from occurring.

The Company will provide information about future cash distributions, if any, at such time as it believes that they are reasonably estimable.
Additional Information and Where to Find It
In connection with the proposed Plan of Liquidation, Handleman Company will file a proxy statement with the Securities and Exchange Commission (“SEC”). SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT FILED WITH THE SEC CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED PLAN OF LIQUIDATION. The definitive proxy statement will be mailed to the Company’s shareholders. In addition, shareholders will be able to obtain the proxy statement and all other relevant documents filed by the Company with the SEC free of charge at the SEC’s Web site www.sec.gov or from Handleman Company, Attn: Corporate Secretary, 500 Kirts Blvd., Troy, Michigan 48084, 248-362-4400.
Participants in the Solicitation
Handleman Company’s directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in favor of the Plan of Liquidation. INFORMATION ABOUT HANDLEMAN COMPANY AND ITS DIRECTORS AND EXECUTIVE OFFICERS, AND THEIR OWNERSHIP OF THE COMPANY’S SECURITIES AND INTERESTS IN THE PLAN OF LIQUIDATION, WILL BE SET FORTH IN THE AFOREMENTIONED PROXY STATEMENT. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.
Forward-Looking and Cautionary Statements
This press release contains forward-looking statements, which are not historical facts. These statements involve risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance could differ materially from those contemplated by these forward-looking statements because of factors affecting any of a number of critical objectives, including, without limitation, obtaining all required regulatory approvals to sell the assets and operations of our Canadian subsidiary to Anderson, the completion of an agreement to sell a substantial portion of the Company’s UK assets to TESCO, our ability to transition our U.S. music customers other than Wal-Mart to other vendors smoothly, maintaining satisfactory working relationships with our lenders, customers and vendors, maintaining sufficient liquidity to fund our day-to-day operations, retaining key personnel, satisfactory resolution of any outstanding claims or claims which may arise, finding and capitalizing on opportunities to maximize the value of the Company’s non-music operations, selling certain of the Company’s assets in a timely manner and for amounts reasonably consistent with the Company’s valuation of those assets, and other factors discussed in this press release and those detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Handleman Company notes that the preceding conditions are not a complete list of risks and uncertainties. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Handleman Company:

Rozanne Kokko,	Greg Mize,
Senior Vice President and CFO	Vice President, Investor Relations
(248) 362-4400, Ext. 3998	and Treasurer (248) 362-4400, Ext. 211